Exhibit 99.1
_____________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES APPOINTS STEPHEN BRINKLEY AS PRESIDENT, OPERATIONS

Dublin, California, October 11, 2023 -- Ross Stores, Inc. (NASDAQ: ROST) announced today that Stephen Brinkley, 50, has been named to the newly-created position of President, Operations with an expected start date of October 30, 2023. In his new role, Mr. Brinkley will report to Michael Hartshorn, Group President and Chief Operating Officer. His responsibilities will include Property Development, Stores, and Supply Chain. The Company’s Finance, Human Resources, Legal, Marketing, Strategy, and Technology organizations will continue to report directly to Mr. Hartshorn.

Most recently, Mr. Brinkley served as President of SportChek, a subsidiary of Canadian Tire Corporation, Canada’s largest retailer of sporting goods, footwear, and apparel, with over 400 locations nationwide. Mr. Brinkley is a seasoned executive with more than 25 years of in-depth operational and general management experience, including roles at Save A Lot, Target, and Circuit City.

In commenting on this news, Mr. Hartshorn said, “We are delighted to have Stephen join our senior management team. He brings a wealth of retail leadership experience that will be a valuable resource in driving long-term profitable growth for the Company.”

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Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2022 revenues of $18.7 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,765 locations in 43 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 347 dd’s DISCOUNTS® in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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